United States securities and exchange commission logo





                      May 4, 2021

       Larry Sorsby
       Chief Financial Officer
       Hovnanian Enterprises Inc.
       90 Matawan Rd, Fifth Floor
       Matawan, NJ 07747

                                                        Re: Hovnanian
Enterprises Inc.
                                                            Form 10-K for the
year ended October 31, 2020
                                                            Filed December 22,
2020
                                                            File No. 001-08551

       Dear Mr. Sorsby:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Real Estate & Construction